SCI Systems, Inc.

                             Internal Audit Charter
                               dated July 30, 2000

Introduction

This Charter sets forth the overall terms of reference for the Internal Audit function at SCI Systems, Inc. This document will be reviewed and approved by the Chief Executive Officer, Chief Financial Officer and Audit Committee of the Board of Directors on an annual basis.

Mission

The mission of the Internal Audit function is to enhance shareholder value by:

o promoting efficient and effective processes and controls which effectively mitigate business risks and improve performance for the global SCI organization; and

o performing activities which assist management in the safeguarding of Company assets.

Strategy

Internal Audit's strategy is comprised of the following factors which are critical to the function's success:

o Internal Audit activities will perform annually a global risk assessment that will be completed with input from management and the Board of Directors which ensures that the Internal Audit plan is focused on those areas of greatest risk and importance to achievement of the Company's business goals and objectives.

o Internal Audit's working methods will be simple, flexible and well-understood by the function's customers. Whenever prudent and possible, audit procedures will be enabled by automated tools to improve the efficiency and productivity of the function.

o Internal Audit will report the results of its activities to management and to the Audit Committee in a manner that ensures optimal benefit and delivery of value to the Company.

o Internal Audit will encourage high standards of professionalism, teamwork and communication skills within the function. Internal Audit resources will be experts in business processes, internal control framework, risk management concepts, and in their knowledge of SCI.

o Internal audit will recruit, train and develop individuals with long term potential to progress within the function and the Company. In those instances when third parties are utilized to supplement in-house resources, these parties will be selected based on the quality of professionals available on a cost-effective basis.




Roles and Responsibilities

The primary role of the Internal Audit function is to independently assess the efficiency and effectiveness of significant business processes and the related internal control environment. Internal controls include those systems, procedures, and activities which have been established by management to manage the business while minimizing risks, safeguarding assets and complying with relevant laws and regulations.

Internal Audit's responsibilities include:

o identifying significant business risks which may impair the achievement of organizational goals and objectives;

o identifying related financial, operational and technological controls relating to those risks;

o        determining whether intended controls are functioning as designed;

o providing objective analyses, information, evaluation and recommendations relating to process improvement opportunities and identified control deficiencies;

o reviewing compliance with SCI policies and procedures and relevant laws and regulations;

o        assisting management in the safeguarding of Company assets;

o providing advice and guidance related to the development and implementation of Information Technology (IT) initiatives;

o        communicating industry and internal SCI best practices to management;
         and

o        completing   special   projects  and  assignments
         (e.g. acquisition due diligence) as requested by executive management and the Board of Directors.

Scope, Status and Authority

The scope of Internal Audit's activities includes all entities, business processes, and functions which comprise the global SCI organization. In order to fulfill its responsibilities, the Internal Audit function has the authority to access, without prior notice, all Company records, assets, activities and employees. Scope restrictions will be reported to the Audit Committee and/or Chief Financial Officer as determined necessary by the Manager of Internal Audit.

The Manager of Internal Audit reports to the Chief Financial Officer and has direct access to the Audit Committee of the Board of Directors. The Internal Audit function is independent from the activities and operations which it audits, including those for which the Chief Financial Officer has responsibility.

Management's Responsibilities

To ensure independence, Internal Audit cannot be responsible for any activity that it audits or the design and implementation of business processes and related internal controls. Internal Audit assists management in the effective discharge of its responsibilities by providing objective information, analyses, appraisals, recommendations and counsel concerning the activities reviewed. Operating management has responsibility for the internal control environment in their areas of operation.



Planning

Internal Audit's plan will be based on the results of a global business process risk assessment, which will be co-developed with management and members of the Board of Directors. This risk assessment will be updated at least once every two years to reflect changes in the Company's risk universe. The risk assessment process will result in the creation of a one to two year audit plan which will be reviewed and agreed to by the Chief Executive Officer and Chief Financial Officer and submitted to the Audit Committee for final approval.

Once an approved audit plan has been established, senior management will be notified of those audits planned for the next twelve months. Local management and identified process owners will be given written notification of scheduled audits approximately four weeks prior to the initiation of each such audits via an engagement letter which outlines the objectives and scope of the planned audits. During the opening meeting of each audit, the objectives, scope and timing of the planned engagement will be further clarified with auditee management.

Reporting

During the course of each Internal Audit engagement, local management and business process owners will be kept apprised of the status of the engagement as well as audit findings which are expected to be included in draft report. A closing meeting will be held on the last day of each engagement at which time the draft report, including Internal Audit's findings and recommendations for improvement, will be presented and discussed. Auditee management will be allotted time to document agreed-upon action plans and action dates to respond to the audit findings. Upon receipt of management's responses to the audit findings, the final report will be prepared and distributed by Internal Audit. The goal of Internal Audit will be to issue each final report to responsible local, regional and executive management within fifteen business days of engagement completion.

On a quarterly basis, a summary report which highlights those audit findings of greatest significance will be prepared for review by executive management and the Audit Committee. In addition, on a quarterly basis an update will be submitted to executive management and the Audit Committee which summarizes Internal Audit's completion of those engagements as included in the audit plan.

On a half-year basis, auditee management will report to Internal Audit regarding the status of progress made in addressing the audit findings included in each final audit report. The results of this status update process will then be summarized and communicated to Executive Management and the Audit Committee for their consideration.

Communications with External Parties

Internal Audit will coordinate its activities with the Company's external auditor as well as additional third party entities as dictated by executive management  and/or  the Audit  Committee  of the Board of  Directors.  This will relieve neither Internal Audit nor the external parties of their responsibilities to the Company, but rather avoid unnecessary duplication of work. This is most likely to take the form of shared audit plans, working papers and inclusion in report distribution, as deemed appropriate.




APPROVAL OF INTERNAL AUDIT CHARTER

The terms of reference documented within this Charter have been approved by the undersigned parties:




Mr. A.E. Sapp, Jr.
Chief Executive Officer




Mr. James E. Moylan, Jr.
Chief Financial Officer




Mr. Robert Tod
Chairman of the Audit Committee




Mr. Howard Callaway
Audit Committee Member




Mr. William Fruhan
Audit Committee Member